Exhibit 3.3
GNC HOLDINGS, INC.
CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW
The undersigned, Kevin Nowe, does hereby certify that:
1.They are the duly elected and acting Secretary of GNC Holdings, Inc., a Delaware corporation (the “Corporation”).
2.    The Corporation is authorized to issue 60,000,000 shares of preferred stock, none of which have been issued.
3.    The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”), which resolutions remain in full force and effect on the date hereof:
WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation, dated as of May 24, 2013 as amended, provides for a class of its authorized stock known as preferred stock, consisting of 60,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;
WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and
WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designations”), to designate the rights, preferences, restrictions and other matters relating to the Series A Convertible Preferred Stock, which shall consist of up to 1,000,000 shares of the preferred stock which the Corporation has the authority to issue.
NOW, THEREFORE, BE IT RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and applicable law, the Board of Directors does hereby provide for the creation and issuance of a series of preferred stock for cash or the exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK
Section 1.Definitions. For the purposes hereof, the following terms shall have the following meanings:
“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.
“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designations.
“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close prior to the Close of Business or remain closed.
“Close of Business” means 5:00 p.m., New York City time.
“Common Stock” means the Corporation’s Class A common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
“Common Stock Change Event” shall have the meaning set forth in Section 8(b).
“Conversion Date” shall have the meaning set forth in Section 6(a).
“Conversion Price” means $5.35 per share of Common Stock, subject to adjustment as provided in this Certificate of Designations (including Exhibit B hereto).
“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.
“Convertible Notes” means the Corporation’s 1.50% Convertible Senior Notes due 2020 issued on August 10, 2015 pursuant to the Convertible Notes Indenture in an original aggregate principal amount of $287,500,000.
1“Convertible Notes Conversion Price” has the meaning ascribed to “Conversion Price” in the Convertible Notes Indenture.
“Convertible Notes Indenture” means that certain Indenture, dated as of August 10, 2015, by and among the Corporation, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designations.
“Corporation Redemption” shall have the meaning set forth in Section 7(a).
“Corporation Redemption Amount” shall have the meaning set forth in Section 7(a).

“Corporation Redemption Condition” means, with respect to any Corporation Redemption, that the Last Reported Sale Price per share of Common Stock equals or exceeds 130% of the Conversion Price for each of at least twenty (20) consecutive Trading Days in any thirty (30) consecutive Trading Day period ending on the date of the applicable Notice of Redemption.
“Corporation Redemption Notice” shall have the meaning set forth in Section 7(a).
“Corporation Target Redemption Date” shall have the meaning set forth in Section 7(a).
“Dividend Payment Date” shall have the meaning set forth in Section 3(a).
“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fundamental Change” shall mean the occurrence of any of the following changes at any time after the Original Issue Date: (i) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, its wholly owned Subsidiaries and the employee benefit plans of the Corporation and its wholly owned Subsidiaries, files a Schedule TO, Schedule 13D, or other filing indicating that it has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Corporation’s Common Stock; (ii) the Corporation consummates (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one of the Corporation’s wholly owned Subsidiaries; provided, however, that a transaction described in this clause (ii) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation, or transferee, or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (ii); (iii) the stockholders of the Corporation approve any plan or proposal for the liquidation, dissolution or winding up of the Corporation; or (iv) the Common Stock ceases to be listed or quoted on a national securities exchange; provided, however, that a transaction or transactions described in clause (ii) above shall not constitute a Fundamental Change, if (A) at least 90% of the consideration received, to be received or otherwise held by the holders of Common Stock in connection with such transaction or transactions (excluding cash payments for fractional shares or pursuant to dissenters rights) consists of shares of common stock that is listed or quoted on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions; and (B) as a result of such transaction or transactions the shares of Preferred Stock become convertible (pursuant to Section 8(b)) into such consideration, which consideration (x) has a fair market value (as determined in good faith by the Board of Directors), as of the effective date of the transaction or transactions, per share of Preferred Stock that is not less than the Liquidation Preference per share of Preferred Stock as of such effective date; and (y) to the extent consisting of shares of common stock, is freely tradable under the Securities Act by Persons who are not, and have not been at any time during the preceding three (3) months, an Affiliate of the issuer thereof (or is covered by an effective registration statement under the Securities Act registering the resale thereof). Any transaction or event described in both clause (i) and (ii) above shall be deemed to have occurred solely pursuant to clause (ii).
“Fundamental Change Redeeming Holder” shall have the meaning set forth in Section 7(b).
“Fundamental Change Redemption Date” means the date, which date shall be between twenty (20) and thirty-five (35) Business Days following the effective date of a Fundamental Change, on which any shares of Preferred Stock as to which the Holder Redemption Right has been duly exercised will be repurchased by the Corporation pursuant to Section 7(b). Such date shall be chosen by the Corporation in its sole discretion.
“Holder” means any Person in whose name any share of Preferred Stock is registered.
“Holder Redemption Amount” shall have the meaning set forth in Section 7(b).
“Holder Redemption Right” shall have the meaning set forth in Section 7(b).
“Indebtedness” means, of any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness; (c) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP; (d) all letters of credit, performance bonds, surety bonds, banker’s acceptances or similar obligations issued for the account of such Person; (e) all guarantees and keepwell arrangements issued by such Person; (f) to the extent not otherwise included, all indebtedness of another Person secured by a lien on any asset owned by such first Person, whether or not such indebtedness is assumed by such first Person; (g) all obligations due and payable under any interest rate swap agreements or interest rate hedge agreements and similar agreements to which any such Person is a party; (h) all obligations issued or assumed as the deferred purchase price of property or services with respect to which any Person is liable, contingent or otherwise (including conditional sale obligations and “earn-out” obligations but excluding trade payables arising in the ordinary course of business); and (i) any interest owed with respect to the indebtedness referred to above and prepayment penalties, premiums, breakage or fees and expenses related thereto.
“Investor” shall have the meaning set forth in the Stockholders Agreement.
“Investor Designee” shall have the meaning set forth in the Stockholders Agreement.

“Junior Securities” means the Common Stock and all other Equity Securities of the Corporation ranking junior to the Preferred Stock with respect to payment of dividends and distribution of assets upon any Liquidation pursuant to Section 5; provided that it is understood and agreed that any Indebtedness of the Corporation, including any convertible indebtedness, shall be deemed senior to the Preferred Stock in that regard.
“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Corporation.
“Liquidation” shall have the meaning set forth in Section 5.
“Liquidation Preference” means, with respect to any share of Preferred Stock on any given date, the Stated Value of such share plus any accumulated and unpaid dividends on such share of Preferred Stock as of such date.
“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.
“Notice of Conversion” shall have the meaning set forth in Section 6(a).
“Notice of Fundamental Change” shall have the meaning set forth in Section 7(b).
“Original Issue Date” means, with respect to a share of Preferred Stock, the date of the first issuance of any such share of Preferred Stock regardless of the number of transfers of any such share of Preferred Stock and regardless of the number of certificates, which may be issued to evidence such Preferred Stock.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Preferred Stock” shall have the meaning set forth in Section 2.
“Reference Property” shall have the meaning set forth in Section 8(b).

“Reference Property Unit” shall have the meaning set forth in Section 8(b).
“Regular Record Date” shall have the meaning set forth in Section 3(a).
“Schedule 13D” shall have the meaning given under the Exchange Act.
“Schedule TO” shall have the meaning given under the Exchange Act.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Share Delivery Date” shall have the meaning set forth in Section 6(b)(i).
“Stated Value” shall have the meaning set forth in Section 2.
“Stockholders Agreement” means that certain Stockholders Agreement, dated as of November 7, 2018, by and among the Corporation and Harbin Pharmaceutical Group Co., Ltd.
“Subsidiary” of any Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Securities the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Securities that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.
“Trading Day” means any day on which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent of the Corporation with a mailing address of 6201 15th Avenue, Brooklyn, New York, 11219 and a telephone number of (800) 937-5449, or any successor transfer agent of the Corporation.
Section 2.    Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 1,000,000 (which may be increased by action of the Board of Directors without the written consent of the Holders of a majority of the Preferred Stock). Each share of Preferred Stock shall have a par value of $0.001 per share and an initial stated value equal to $1,000.00 (the “Stated Value,” which will be subject to adjustment pursuant to Section 3(a)). The Preferred Stock shall rank senior to the Common Stock and to all other Junior Securities and junior to the Corporation’s Indebtedness, in each case with respect to payment of dividends and distribution of assets upon any Liquidation pursuant to Section 5.

Section 3.    Dividends.
(a)    Dividends in Cash or in Kind. From and after the Original Issue Date, the Holder of each share of Preferred Stock shall be entitled to receive cumulative dividends at the rate per share (as a percentage of the Stated Value of such share) of six and one-half percent (6.50%) per annum, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each calendar year, beginning on the first such date after the applicable Original Issue Date (each such date, a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then (x) the applicable payment shall be due on the next succeeding Business Day; (y) no interest or additional dividends will accrue as a result thereof; and (z) for purposes of interpreting this Certificate of Designations, if paid in accordance with clause (x), such payment will be deemed to have been paid on such Dividend Payment Date, to the Holder of such share as of the Close of Business on the immediately preceding March 15, June 15, September 15 and December 15, respectively (each, a “Regular Record Date”). Any such payment may be made at the Corporation’s option (as determined by the Board of Directors) (1) in cash paid from legally available funds, (2) by issuing duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock having an aggregate initial Stated Value equal to the amount of the payment being made in shares of Preferred Stock (provided, that, at the Corporation’s election, in lieu of issuing new shares of Preferred Stock pursuant to this clause (2), the Corporation may increase the Stated Value of each share of Preferred Stock by the amount of the payment being made in shares of Preferred Stock, in which case (x) the Corporation may place any applicable notations on the certificates representing such shares and (y) for purposes of interpreting this Certificate of Designations, such amount will be deemed to have been paid by issuing shares of Preferred Stock), or (3) by any combination of clause (1) and (2) above; provided that to the extent not paid on the Dividend Payment Date, dividends on any share of Preferred Stock shall accumulate from the applicable Dividend Payment Date whether or not declared by the Board of Directors and shall remain accumulated until paid pursuant hereto or converted pursuant to Section 6. All accumulated dividends on the Preferred Stock shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities other than to (i) declare or pay any dividend or distribution payable on the Common Stock or any other Junior Securities in shares of Common Stock or any other Junior Securities, (ii) purchases of Common Stock or other Junior Securities pursuant to a contractually binding requirement to buy Common Stock or other Junior Securities existing as of the last Dividend Payment Date for which all accumulated and unpaid dividends on the Preferred Stock were paid in accordance with this Certificate of Designations, including under a contractually binding stock repurchase plan, (iii) repurchase Common Stock held by directors, officers, employees or consultants of the Corporation or its Subsidiaries upon termination of their employment or services pursuant to agreements providing for such repurchase and approved by the Board of Directors, (iv) purchases of fractional interests in shares of Common Stock or other Junior Securities pursuant to the conversion or exchange provisions of such shares of Common Stock or other Junior Securities or any securities exchangeable for or convertible into shares of Common Stock or other Junior Securities, (v) any dividends or distributions of rights or Common Stock or Junior Securities in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan, and (vi) the exchange or conversion of Junior Securities for or into other Junior Securities and the payment of cash in lieu of fractional shares.

(b)    Dividend Calculations. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue from the applicable Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue on the Conversion Date with respect to any Preferred Stock converted, provided that, the Corporation actually delivers the Conversion Shares within the time period required by Section 6(b)(i) herein. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder on such Dividend Payment Date.
Section 4.    Voting Rights.
(a)    Voting Generally. Each Holder shall be entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by applicable law or by Section 4(b). In any such vote, each share of Preferred Stock shall be entitled to a number of votes equal to the number of Conversion Shares to which such share of Preferred Stock is entitled as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent; provided that for these purposes, the number of votes of each Holder will be calculated based on the aggregate number of shares of Preferred Stock held by such Holder as of the relevant record date and disregarding any fractional Conversion Share into which such aggregate number is convertible. Each Holder of outstanding shares of Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.
(b)    Without limiting the generality of Section 4(a), for so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, amend its certificate of incorporation, bylaws or other charter documents, including this Certificate of Designations, in any manner that adversely affects any rights, preferences, privileges or voting powers of the Holders and the Preferred Stock. For these purposes, the authorization or creation of any class or series of Junior Securities, any increase in the amount of authorized but unissued shares of such class or series of Junior Securities or the issuance of any shares of such class or series of Junior Securities will be deemed not to adversely affects any rights, preferences, privileges or voting powers of the Holders and the Preferred Stock.
(c)    Investor shall have the right (but not the obligation) to designate the Investor Designees in accordance with the terms and subject to the conditions set forth in the Stockholders Agreement.
Section 5.    Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders of the then outstanding Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of the Junior Securities by reason of their ownership thereof, an amount in cash equal to the greater of (a) the aggregate Liquidation Preference of the Preferred Stock held by such Holder, plus all unpaid and accumulated dividends on all such Preferred Stock (whether or not declared) and (b) the per share amount of all cash, securities or other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock such Holder would have been entitled to receive had it converted such Preferred Stock immediately prior to the date fixed for such liquidation, dissolution or winding up of the Corporation. If the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. For purposes of this Section 5, a Fundamental Change, a Common Stock Change Event or any merger, amalgamation or consolidation of the Corporation with or into any other company or other entity, or the sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, will not constitute a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than twenty (20) days prior to the payment date stated therein, to each Holder.
Section 6.    Conversion.
(a)    Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the applicable Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Liquidation Preference of such share of Preferred Stock as of the relevant Conversion Date by the Conversion Price in effect on such Conversion Date; provided that if such quotient is not a whole number, then, in lieu of delivering any fractional Conversion Share, the Corporation will deliver cash in an amount equal to the product of such fraction and the Last Reported Sale Price per share of Common Stock on such Conversion Date. To effect the conversion of any shares of Preferred Stock, the Holder thereof shall (i) provide the Corporation with conversion notice in the form attached hereto as Exhibit A (a “Notice of Conversion”), duly completed and executed as provided below, (ii) surrender to the Corporation each Preferred Stock certificate or certificates representing such shares, and (iii) pay to the Corporation a sum sufficient to pay any tax or duty payable by such Holder pursuant to Section 6(b)(v). The date such Holder satisfies the requirements set forth in the preceding sentence with respect to the conversion of any share of Preferred Stock will be deemed to be the “Conversion Date” with respect to such conversion. To effect conversions of shares of Preferred Stock, to the extent such shares are certificated, a Holder shall be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation. In the event less than all of the shares of Preferred Stock represented thereby are so converted, the Corporation shall, effective at the Conversion Date, issue a replacement certificate to such Holder reflecting the unconverted shares of Preferred Stock represented by the delivered certificate; provided that the failure of the Corporation to deliver such certificate shall not affect the rights of the Holder to submit a further Notice of Conversion or to elect to have its Preferred Stock redeemed pursuant to the terms hereof. Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued, and all rights with respect to such shares shall immediately cease and terminate as of such time.
Notwithstanding anything to the contrary in this Certificate of Designations, if the Conversion Date for any share of Preferred Stock is after any Regular Record Date and on or before the next Dividend Payment Date and the Corporation has, as of such Regular Record Date, declared a dividend to be paid on the Preferred Stock on such Dividend Payment Date, then, for purposes of such conversion, (x) the Liquidation Preference of such share of Preferred Stock will not include the amount of such declared dividend payable on such share; and (y) the Holder of such share of Preferred Stock as of the Close of Business on such Conversion Date will be entitled to receive such dividend notwithstanding such conversion.
(b)    Mechanics of Conversion.
(i)    Delivery of Conversion Shares Upon Conversion. Except as otherwise provided in Exhibit B hereto, not later than the second (2nd) Trading Day after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of uncertificated, book-entry shares representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall be subject to restrictive legends and trading restrictions under applicable law and in accordance with the terms and conditions of the Stockholders Agreement, and (B) a bank check in the amount of any cash payable in lieu of any fractional Conversion Share. Notwithstanding anything to the contrary herein, Conversion Shares shall be kept in uncertificated, book-entry form with the Transfer Agent as permitted by the Bylaws of the Corporation and the Delaware General Corporation Law.
(ii)    Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, specific performance or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to recover damages pursuant to any other section hereof or under applicable law.
(iii)    Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account adjustments made pursuant to Section 8) from time to time upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. The Corporation will use reasonable best efforts to cause such shares of Common Stock to be approved for listing on the principal national securities exchange or market on which the Common Stock is then listed or admitted for trading (including any over-the-counter market).
(iv)    Calculation of Conversion Shares. If a Holder converts more than one share of Preferred Stock on a single Conversion Date, then the consideration due in respect of such conversion will be computed based on the total number of shares of Preferred Stock converted on such Conversion Date by such Holder.
(v)    Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for processing of any Notice of Conversion.
(vi)    Holder of Record of Conversion Shares. The Person in whose name any share of Common Stock is issuable upon conversion of any Preferred Stock will be deemed to become the holder of record of such shares as of the Close of Business on the Conversion Date for such conversion.
Section 7.    Redemption.
(a)    Corporation Redemption Right. On any date (such date, the “Corporation Target Redemption Date”) following the fourth (4th) anniversary of the Original Issue Date, upon the occurrence of the Corporation Redemption Condition, the Corporation may redeem (each, a “Corporation Redemption”) all or any portion of the outstanding Preferred Stock in accordance with this Section 7. To exercise its right to make a Corporation Redemption of any shares of Preferred Stock, the Corporation must provide notice (a “Corporation Redemption Notice”) to the Holders of such shares at least twenty (20) calendar days before the applicable Corporation Target Redemption Date, which notice must state such Corporation Target Redemption Date and certify that the Corporation has set aside available cash in the amount of the aggregate projected Corporation Redemption Amount for use in effecting the redemption. Any Corporation Redemption shall be applied ratably to all of the Holders in proportion to the number of shares of Preferred Stock held by each Holder as of the date of the Corporation Redemption Notice. Each Holder, at its option, may elect to convert all or any portion of its Preferred Stock (including but not limited to the portion that is the subject of the Corporation Redemption) in accordance with the terms hereof after the receipt of a Corporation Redemption Notice until the Close of Business on the Business Day immediately prior to the Corporation Target Redemption Date, and the amount of the Preferred Stock to be redeemed shall not exceed the amount which remains outstanding as of the date of payment of the Corporation Redemption Amount. The “Corporation Redemption Amount” for each share of Preferred Stock being redeemed will be the Liquidation Preference of such share as of the date of payment thereof.
(b)    Holder Redemption Right upon a Fundamental Change. Within twenty (20) calendar days of the effective date of a Fundamental Change, the Corporation shall provide the Holders with notice of the occurrence of such Fundamental Change (the “Notice of Fundamental Change”), stating (i) the events causing the Fundamental Change, (ii) the effective date of the Fundamental Change, (iii) the Fundamental Change Redemption Date, and (iv) the Conversion Price and any adjustments to the Conversion Price. Following delivery of the Corporation’s Notice of Fundamental

Change, any Holder (such Holder, a “Fundamental Change Redeeming Holder”) shall have the right (“Holder Redemption Right”), exercisable before the Close of Business on the second (2nd) Business Day prior to the Fundamental Change Redemption Date, to elect to have, out of funds legally available therefor, the Corporation redeem all or any whole number of shares of the outstanding Preferred Stock held by such Fundamental Change Redeeming Holder (the “Fundamental Change Holder Redemption”) for the Holder Redemption Amount, to be paid by wire transfer of immediately available funds to such Holder, by surrendering to the Corporation the certificate(s) representing the Fundamental Change Redeeming Holder’s Preferred Stock to be so redeemed before the Close of Business on the second (2nd) Business Day prior to the Fundamental Change Redemption Date. A Fundamental Change Redeeming Holder, at its option, may continue to convert all or any portion of its Preferred Stock (including but not limited to the portion that is the subject of the Fundamental Change Holder Redemption) in accordance with the terms hereof until the Fundamental Change Redeeming Holder receives payment of the Holder Redemption Amount, and the amount of the Preferred Stock to be redeemed shall not exceed the amount which remains outstanding as of the date of payment of the Holder Redemption Amount. Unless otherwise indicated by the Holder in the applicable Notice of Conversion, any shares of Preferred Stock converted during the period from the date of the Notice of Fundamental Change until the date the Holder Redemption Amount is paid in full shall be considered to have been one of the shares of Preferred Stock that was subject to such Fundamental Change Holder Redemption, and the number of shares of Preferred Stock converted during such period shall be deducted from the number of shares of Preferred Stock that are subject to such Fundamental Change Holder Redemption. The “Holder Redemption Amount” for each share of Preferred Stock being redeemed will be the Liquidation Preference of such share as of the date of payment thereof.
(c)    Redemption in Part. In the event less than all of the shares of Preferred Stock represented by any certificate(s) surrendered to the Corporation pursuant to this Section 7 are redeemed, the Corporation shall, effective at the redemption date, issue a replacement certificate to such Holder reflecting the unredeemed shares of Preferred Stock represented by the delivered certificate; provided that the failure of the Corporation to deliver such certificate shall not affect the rights of the Holder to submit a Notice of Conversion or further redeem its Preferred Stock pursuant to the terms hereof.
Section 8.    Certain Adjustments.
(a)    Generally. The Conversion Price will be subject to adjustment as provided in Exhibit B hereto.
(b)    Effect of Common Stock Change Events. If there occurs any:
(i)    recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);
(ii)    consolidation, merger, combination or binding or statutory share exchange involving the Corporation;

(iii)    sale, lease or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person; or
(iv)    other similar event,
and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations:
(1)    from and after the effective time of such Common Stock Change Event, (I) the consideration due upon conversion of any share of Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Certificate of Designations and Exhibit B hereto were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 7(a) and the definition of Corporation Redemption Condition, each reference to any number of shares of Common Stock will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Fundamental Change,” the term “Common Stock” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and
(2)    for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable (as determined in good faith by, or at the direction of, the Board of Directors) (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be (x) the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Corporation will notify Holders of the weighted average as soon as practicable after such determination is made.
The Corporation shall not effect any Common Stock Change Event unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such Common Stock Change Event shall assume, by written instrument substantially similar in form and substance to this Certificate of Designations, the obligation to deliver to the Holders of Preferred Stock, upon conversion thereof, the Reference Property due thereupon in accordance with the foregoing provisions.

(c)    Notice of Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to Exhibit B hereto, the Corporation shall deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
Section 9.    Miscellaneous.
(a)    Withholding Taxes. Each Holder of Preferred Stock will timely furnish the Corporation and any applicable withholding agent with any tax forms or certifications (including, without limitation, Internal Revenue Service Form W-9, an applicable Internal Revenue Service Form W-8 (together will all applicable attachments), or any successors to such Internal Revenue Service forms) (i) to permit the Corporation and any applicable withholding agent to make payments to such Holder without, or at a reduced rate of, deduction or withholding and (ii) to enable the Corporation and any applicable withholding agent to satisfy reporting and other obligations under applicable law or regulation, and each Holder of Preferred Stock will update or replace such tax forms or certifications in accordance with their terms and applicable law or regulation. Each Holder of Preferred Stock will also provide the Corporation and any applicable withholding agent with any correct, complete and accurate information or documentation that may be required for the Corporation to comply with FATCA and the FATCA legislation of any applicable jurisdiction and to prevent the imposition of taxes under FATCA. Amounts withheld on payments (including payments being made in shares of Preferred Stock whether by issuance of such shares or by increasing the Stated Value of each share of Preferred Stock) hereunder by the Corporation or any applicable withholding agent that are required to be withheld (whether in the form of cash or shares of Preferred Stock) pursuant to applicable law or regulation will be treated as having been paid to the Holder of Preferred Stock.
(b)    Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Kenneth A. Martindale and Tricia K. Tolivar, facsimile number (412) 288-4764, e-mail address ken-martindale@gnc-hq.com, tricia-tolivar@gnc-hq.com, or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(b). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given to the Corporation in accordance with this Section 9(b)). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section on any Trading Day, (ii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given.

(c)    Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.
(d)    Governing Law. This Certificate of Designations shall be governed by and construed in accordance with the laws of the State of Delaware. In any judicial proceeding involving any dispute, controversy or claim between the parties hereto arising out of or relating to this Certificate of Designations, each of the parties hereto, by execution and delivery of this Certificate of Designations, unconditionally accepts and consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court to which orders and judgments thereof may be appealed within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), including but not limited to the in personam and subject matter jurisdiction of those courts, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Certificate of Designations. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 9(b). EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS CERTIFICATE OF DESIGNATIONS.
(e)    Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect so long as the legal substance of the Preferred Stock is not altered in any manner materially adverse to any Holder, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.
(f)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(g)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(h)    Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.
*********************

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 7th day of November, 2018.

Name: Kevin Nowe Title: Secretary

EXHIBIT A
NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)
The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of GNC Holdings, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Stockholder Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.
Number of shares of Preferred Stock owned prior to conversion:
Number of shares of Preferred Stock to be converted:
Certificate number of such shares of Preferred Stock:
Number of shares of Preferred Stock subsequent to conversion:
Address for Delivery:
[HOLDER]
By:
Name:
Title:

A-1

EXHIBIT B

ANTI-DILUTION ADJUSTMENT PROVISIONS
Section 1.    Definitions. Capitalized terms used in this Exhibit B without definition have the respective meanings ascribed to them in the Certificate of Designations. In addition, for purposes of this Exhibit B, the following terms have the respective definitions set forth below:
“Affiliate” has the meaning given in Rule 144 under the Securities Act.
“Effective Price” has the meaning set forth in Section 2(f) of this Exhibit B.
“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
50    “Open of Business” means 9:00 a.m., New York City time.
“Spin-Off” has the meaning set forth in Section 2(c)(ii) of this Exhibit B.
“Spin-Off Valuation Period” has the meaning set forth in Section 2(c)(ii) of this Exhibit B.
“Tender/Exchange Offer Expiration Date” has the meaning set forth in Section 2(e) of this Exhibit B.
“Tender/Exchange Offer Expiration Time” has the meaning set forth in Section 2(e) of this Exhibit B.
“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 2(e) of this Exhibit B.
Section 2.    Adjustments to the Conversion Price. The Conversion Price in effect at any time will be adjusted from time to time as follows:
(a)    Stock Dividends, Splits and Combinations. If the Corporation issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Corporation effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 8(b) of the Certificate of Designations will apply), then the Conversion Price will be adjusted based on the following formula:

CP1 = CP0 ×	OS0
OS1

where:

CP0
=    the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CP1	= the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0
=    the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	= the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.
For the avoidance of doubt, any adjustment made under this Section 2(a) of this Exhibit B shall become effective as provided in the definition of CP1 above. If any dividend, distribution, stock split or stock combination of the type described in this Section 2(a) of this Exhibit B is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.
(b)    Rights, Options and Warrants. If the Corporation distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions set forth in Section 2(c)(i) and Section 4 of this Exhibit B will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Price will be decreased based on the following formula:

CP1 = CP0 ×	OS0 + Y
OS1 + X

where:

CP0	= the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CP1	= the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	= the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	= the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y
=    a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

Any decrease made under this Section 2(b) of this Exhibit B shall be made successively whenever such rights, options, or warrants are distributed and, for the avoidance of doubt, shall become effective as provided in the definition of CP1 above. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.
For purposes of this Section 2(b) of this Exhibit B, in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date of the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Corporation receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.
(c)    Spin-Offs and Other Distributed Property.
(i)    Distributions Other than Spin-Offs. If the Corporation distributes shares of its capital stock, evidences of its indebtedness or other assets or property of the Corporation, or rights, options or warrants to acquire capital stock of the Corporation or other securities, to all or substantially all holders of the Common Stock, excluding:
a.    dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Price is required pursuant to Section 2(a) or Section 2(b) of this Exhibit B;
b.    dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Price is required pursuant to Section 2(d) of this Exhibit B;
c.    rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 4 of this Exhibit B;
d.    Spin-Offs for which an adjustment to the Conversion Price is required pursuant to Section 2(c)(ii) of this Exhibit B; and
e.    a distribution solely pursuant to a Common Stock Change Event, as to which Section 8(b) of the Certificate of Designations will apply, then the Conversion Price will be decreased based on the following formula:

CP1 = CP0 ×	SP - FMV
SP
where:

CP0	= the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CP1	= the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date;

SP
=    the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV
=    the fair market value (as determined in good faith by the Board of Directors), as of such Ex-Dividend Date, of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution.

For the avoidance of doubt, any decrease under this Section 2(c) of this Exhibit B shall become effective as provided in the definition of CP1 above. Notwithstanding the foregoing, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Preferred Stock held by such Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants that a Person would have received in such distribution if such Person then held a number of shares of Common Stock equal to the Liquidation Preference of such share of Preferred Stock as of such record date divided by the Conversion Price in effect on such record date.
To the extent such distribution is not so paid or made, or such rights, options or warrants are not exercised before their expiration (including as a result of being redeemed or terminated), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid or on the basis of the distribution of only such rights, options or warrants, if any, that were actually exercised, if at all.
(ii)    Spin-Offs. If the Corporation distributes or dividends shares of capital stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Corporation to all or substantially all holders of the Common Stock (other than solely pursuant to a Common Stock Change Event, as to which Section 8(b) of the Certificate of Designations will apply), and such capital stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a Canadian or U.S. national securities exchange (a “Spin-Off”), then the Conversion Price will be decreased based on the following formula:

CP1 = CP0 ×	SP
FMV + SP
where:

CP0	= the Conversion Price in effect immediately prior to the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

CP1	= the Conversion Price in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

FMV
=    the product of (x) the average of the Last Reported Sale Prices per share or unit of the capital stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price and Trading Day were instead references to such capital stock or equity interests); and (y) the number of shares or units of such capital stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	= the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.
To the extent any dividend or distribution of the type set forth in this Section 2(c)(ii) of this Exhibit B is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.
(d)    Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Price will be decreased based on the following formula:

CP1 = CP0 ×	SP - D
SP
where:

CP0	= the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CP1	= the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	= the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D	= the cash amount distributed per share of Common Stock in such dividend or distribution;
provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Preferred Stock held by such Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that a Person would have received in such dividend or distribution if such Person then held a number of number of shares of Common Stock equal to the Liquidation Preference of such share of Preferred Stock as of such record date divided by the Conversion Price in effect on such record date.
To the extent such dividend or distribution is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(e)    Tender Offers or Exchange Offers. If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Tender/Exchange Offer Expiration Time in good faith by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Tender/Exchange Offer Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

CP1 = CP0 ×	OS0 × SP
AC + (SP × OS1)
where:

CP0	= the Conversion Price in effect immediately before the time (the “Tender/Exchange Offer Expiration Time”) such tender or exchange offer expires;

CP1	= the Conversion Price in effect immediately after the Tender/Exchange Offer Expiration Time;

AC
=    the aggregate value (determined as of the Tender/Exchange Offer Expiration Time in good faith by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased in such tender or exchange offer;

OS0
=    the number of shares of Common Stock outstanding immediately before the Tender/Exchange Offer Expiration Time (before giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1
=    the number of shares of Common Stock outstanding immediately after the Tender/Exchange Offer Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP
=    the average of the Last Reported Sale Prices per of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Tender/Exchange Offer Expiration Date;

provided, however, that the Conversion Price will in no event be adjusted upwards pursuant to this Section 2(e) of this Exhibit B, except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 2(e) of this Exhibit B will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Tender/Exchange Offer Expiration Time, with retroactive effect. If a share of Preferred Stock is converted and the Conversion Date occurs during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Exhibit B or the Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the fifth (5th) Business Day after the last day of the Tender/Exchange Offer Valuation Period.
To the extent such tender or exchange offer is announced but not consummated (including as a result of the Corporation being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.
(f)    Adjustments to the Conversion Rate of the Convertible Notes. If the Corporation shall, at any time or from time to time after the Original Issue Date, (i) effect any amendment or modification to the Convertible Notes Indenture that would increase the “Conversion Rate” (as defined therein) or decrease the Convertible Notes Conversion Price, such that the Convertible Notes Conversion Price is less than the Conversion Price then in effect or (ii) effect any conversion of the Convertible Notes at a Convertible Notes Conversion Price that is less than the Conversion Price then in effect (such Convertible Notes Conversion Price in clause (i) or (ii), as applicable, the “Effective Price”), then, effective as of the Close of Business on the date of such amendment or modification, or the “Conversion Date” (as defined in the Convertible Notes Indenture) for such conversion, as applicable, the Conversion Price will be decreased to an amount equal to:

(CP × OS) + (EP × X)
OS + X

where:

CP	= the Conversion Price in effect immediately before giving effect to the adjustment required by this Section 2(f) of this Exhibit B;

OS
=    the number of shares of Common Stock outstanding immediately before such amendment, modification or conversion, as applicable (excluding, for the avoidance of doubt, any shares issued pursuant to any conversion of Convertible Notes giving rise to the adjustment required by this Section 2(f) of this Exhibit B);

EP	= such Effective Price; and

X
=    (x) if the event giving rise to the adjustment required by this Section 2(f) of this Exhibit B occurred pursuant to clause (i) above, an amount equal to the total number of shares of Common Stock issuable, in accordance with the Convertible Notes Indenture, upon conversion of the Convertible Notes then outstanding at such Convertible Notes Conversion Price; and (y) if the event giving rise to the adjustment required by this Section 2(f) of this Exhibit B occurred pursuant to clause (ii) above, the total number of shares of Common Stock issuable, in accordance with the Convertible Notes Indenture, upon the conversion referred to in such clause (ii);
provided, however, that (1) if the Conversion Price is adjusted pursuant to this Section 2(f) of this Exhibit B on account of an amendment or modification referred to in clause (i) above, then no subsequent conversion of the Convertible Notes will require an adjustment pursuant to clause (ii) above if such conversion is at a Convertible Notes Conversion Price that is equal to or greater than the Convertible Notes Conversion Price applied in such adjustment pursuant to clause (i) above; and (2) in no event will the Conversion Price be increased pursuant to this Section 2(f) of this Exhibit B.
Section 3.    No Adjustment Where Holders Participate in the Transaction Or Event Without Conversion. Notwithstanding anything to the contrary in Section 2 of this Exhibit B, the Corporation will not be obligated to adjust the Conversion Price on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 2 of this Exhibit B (other than an adjustment pursuant to Section 2(a), Section 2(e) or Section 2(f) of this Exhibit B) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of Preferred Stock, in such transaction or event without having to convert such Holder’s Preferred Stock and as if such Holder held a number of shares of Common Stock equal to the aggregate Liquidation Preference of all shares of Preferred Stock held by such Holder divided by the Conversion Price.
Section 4.    Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any share of Preferred Stock and, at the time of such conversion, the Corporation has in effect any stockholder rights plan, then the Holder of such share will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise payable under the Certificate of Designations upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Price will be adjusted pursuant to Section 2(c)(i) of this Exhibit B on account of such separation as if, at the time of such separation, the Corporation had made a distribution of the type referred to in Section 2(c)(i) of this Exhibit B to all holders of the Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.
Section 5.    Special Provisions for Adjustments that Are Not Yet Effective and Where Converting Holders Participate in the Relevant Transaction or Event.
(a)    Adjustments Not Yet Effective. Notwithstanding anything to the contrary in the Certificate of Designations or this Exhibit B, if:
(i)    a share of Preferred Stock is to be converted;
(ii)    the record date, effective date or Tender/Exchange Offer Expiration Time for any event that requires an adjustment to the Conversion Price pursuant to Section 2 of this Exhibit

B has occurred on or before the Conversion Date for such conversion, but an adjustment to the Conversion Price for such event has not yet become effective as of such Conversion Date;
(iii)    the consideration due upon such conversion includes any whole shares of Common Stock; and
(iv)    such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise), then, solely for purposes of such conversion, the Corporation will, without duplication, give effect to such adjustment on such Conversion Date. In such case, if the date on which the Corporation is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Corporation will delay the settlement of such conversion until the fifth (5th) Business Day after such first date.
(b)    Conversion Price Adjustments where Converting Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in the Certificate of Designations or this Exhibit B, if:
(i)    a Conversion Price adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 2 of this Exhibit B;
(ii)    any share of Preferred Stock is to be converted;
(iii)    the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date;
(iv)    the consideration due upon such conversion includes any whole shares of Common Stock based on a Conversion Price that is adjusted for such dividend or distribution; and
(v)    such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 6(b)(vi) of the Certificate of Designations),
then (x) such Conversion Price adjustment will not be given effect for such conversion; and (y) the shares of Common Stock, if any, issuable upon such conversion based on such unadjusted Conversion Price will be entitled to participate in such dividend or distribution.
Section 6.    Calculations. Each adjustment to the Conversion Price pursuant to this Exhibit B will be made to the nearest one-tenth of a cent.